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                                                         EXHIBIT 10.23


                          [REGISTER.COM LETTERHEAD]

                                            Start Date: June 11, 2002

Jonathan Stern
c/o Register.com, Inc.
575 Eighth Avenue
New York, NY 10018

RE:  Letter Agreement of Employment

This will confirm our offer of employment and the terms of your employment by Register.com, Inc. (the "Company" or "Employer").

     1. Position and Duties. You will be employed by the Company as an "at will" employee, with the title of Chief Financial Officer. Your duties will be as directed by the Chief Executive Officer, and you will report directly to the Chief Executive Officer of the Company. You will devote your full business time to your duties to the Company.

     2. Base Salary. You will be paid a base salary at the annual rate of $250,000, payable on a bi-weekly basis, less applicable withholdings, based upon full time employment with the Company and commencing on the date you start your full time employment.

     3. Senior Executive Bonus. You will be eligible to receive an annual senior executive bonus payable in the first quarter of each year based upon the Company's performance against Company goals, as reasonably determined in good faith by the Company, for the previous calendar year. Such goals shall be set no later than the end of the first quarter of each calendar year during your employment after 2002. The value of the bonus for any particular year will be up to $150,000, payable 50% in cash and 50% in fully-vested shares of common stock of the Company which will be issued subject to the terms and conditions of a stock issuance agreement which you must sign as a condition of receiving the shares. The bonus to be paid in the first quarter of 2003, if any, will be pro-rated to reflect the portion of service for calendar year 2002. For example, if you begin employment on June 11, 2002, the maximum potential value of any bonus you may receive for calendar year 2002 is $83,333. You must be actively employed by the Company at such time to receive the senior executive bonus awarded to you. The senior executive bonus is subject to applicable withholdings.

     4. Review. You will be reviewed annually during the first quarter of each year during your employment. Your base salary, senior executive bonus potential and fringe benefits shall not be reduced below the levels afforded to you at the start of your employment unless all senior executives undergo substantially equivalent reductions.

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     5. Vacation and Benefits Packages. You will be eligible to participate in the Company's standard vacation and benefit packages and all subsequent revisions thereto as in effect from time to time. In no event, however, shall you receive less than three weeks of vacation for every year that you work. Therefore, your vacation allowance will accrue at the rate of 1.25 days per month.

     6. Medical Insurance. You and your immediate family will be eligible to participate in the firm's current medical insurance program immediately upon your start date.

     7. Stock Options. Subject to approval of the Board of Directors or its Compensation Committee, you shall receive the rights (the "Options") to purchase an aggregate of 350,000 shares of common stock of the Company (the "Option Shares") at the closing price of the Company's common stock on NASDAQ on the day the Board or Compensation Committee approves the grant. The Options shall be granted in three separate installments as follows: an Option to purchase 150,000 shares to be granted no later than 5 days from your start date (the "First Grant"), an Option to purchase 100,000 shares to be granted no later than 35 days from your start date (the "Second Grant") and an Option to purchase 100,000 shares to be granted no later than 65 days from your start date (the "Third Grant"). Each such grant shall be made under the terms set forth in the Stock Option Agreement which shall be substantially in the form attached hereto as Exhibit A. The Option issued pursuant to the First Grant shall not vest nor be exercisable until six months from the date that you commence full time employment with the Company, the Option issued pursuant to the Second Grant shall not vest nor be exercisable until five months from the date that you commence full time employment with the Company and the Option issued pursuant to the Third Grant shall not vest nor be exercisable until four months from the date that you commence full time employment with the Company (each such blackout period, a "Blackout Period"). At the expiration of each Blackout Period, each Option shall vest and become exercisable in forty two (42) equal monthly installments (subject to minor adjustment for fractional shares), as long as you remain employed by the Company on such vesting dates. Each Option is subject to the standard terms and conditions of the Company's Amended and Restated 2000 Stock Incentive Plan; however, you understand that a portion of your stock options will most likely be treated as non-qualified stock options (NQSOs). In the event you are terminated without Cause or resign with Good Reason following a Change in Control (as defined in the Stock Option Agreement), each such Option shall accelerate, vest and become exercisable in full on the effective date of your termination.

     8. Employment Relationship. This Is Not A Contract of Employment for a Specified Term. Notwithstanding any provision of this letter agreement, either you or the Company can terminate our employment relationship at any time with or without cause. Advance notice by either party is to be given to the other party according to the following schedule:

     During the first three (3) months
       of your employment                        Fifteen (15) days
     After three (3) months of employment        Thirty (30) days

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provided, however, the Company shall not be required to provide any prior notice where your employment is being terminated for "Cause." In the event your employment terminates pursuant to this section, the Company may elect to pay you your salary and benefits in lieu of all or part of actual notice. For purposes of this letter agreement, "Cause" is defined as (i) your material breach of the terms of this letter agreement or your Proprietary
Information, Inventions and Non-Solicitation Agreement; (ii) your commission of any felony or conviction of any crime not a felony involving moral turpitude, provided that commission of a crime not a felony involving moral turpitude shall constitute Cause if the act or acts committed cause material injury to the Company; (iii) your breach of a fiduciary duty or a material written policy of the Company;
(iv) your commission of a dishonest act or common law fraud against the Company; (v) gross negligence or willful misconduct in connection with your position; (vi) your continual failure or refusal to perform any duties reasonably required in the course of your employment as Chief Financial Officer; (vii) your refusal to take or fail to satisfactorily to complete any screening test for illegal drugs and controlled substances that may be administered; or (viii) your engagement in misconduct in bad faith which is materially injurious to the Company. The Company will give you thirty (30) days' written notice and opportunity to cure on one occasion prior to any termination for Cause for grounds specified in
(vi) above.

     9. Severance. Notwithstanding that your status would be as an at-will employee, in the event the Company terminates your employment without Cause, or you resign for "Good Reason" as defined below, at any time following the start date of your employment, and contingent upon your executing and delivering to the Company a general waiver and release, you will receive the base salary in effect at the time of such termination or resignation for a period of six (6) months from the effective date of such termination or resignation according to the Company's normal payroll schedule, and your medical coverage will be continued for such 6-month period pursuant to COBRA, at Company expense. For the purposes of this letter agreement, "Good Reason" is defined as (i) a change in your reporting relationship so that you are required to report to anyone other than the Chief Executive Officer, the Company's Board of Directors and/or a committee thereof;
(ii) a change in your title to other than Chief Financial Officer; (iii) a relocation of your worksite to a location 50 miles or more from its current location; (iv) a reduction in your base salary, bonus potential or benefits, unless all other senior executives undergo substantially equivalent reductions; or (v) the Company does not grant you the Option pursuant to the First Grant within 30 days, the Option pursuant to the Second Grant within 60 days or the Option pursuant to the Third Grant within 90 days, each of the start of your employment hereunder. You must give the Company thirty (30) days' written notice and opportunity to cure prior to any resignation for Good
Reason for grounds specified in (i) through (iv) above.

     10. PINN Agreement. Your employment is contingent upon your signing a counterpart of this letter agreement and executing and delivering the Proprietary Information, Inventions and Non-Solicitation Agreement in the form attached hereto as Exhibit B.

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     11. Governing Law. This letter agreement will be governed by the laws of the State of New York, without reference to any conflicts of law principles, and any action, suit or proceeding arising under or out of this agreement or any of the transactions or relationships contemplated hereby will be resolved solely in the state or federal courts located in New York County in the State of New York. We both hereby submit to the jurisdiction of such court for such purpose.

     12. Complete Understanding. This letter represents your complete understanding of the terms of employment that have been offered to you and you are not relying on any discussions or agreements outside of this letter, other than as indicated above. In addition, to the extent that any of the terms in the Stock Option Agreement are inconsistent with the terms of this letter, the terms of this letter shall control. Changes in the terms of your employment may be accomplished only through a document signed by you and the Chief Executive Officer.

     13. Duration of Offer. The offer outlined herein expires if not accepted in writing by countersignature below and delivery to the Company on or prior to 9 A.M. Eastern Standard Time on May 24, 2002.

     14. If the above accurately reflects our agreement, kindly so signify by signing the enclosed copy of this letter in the space provided below and returning it to the undersigned.


/s/ Jonathan Stern                         /s/ Richard D. Forman
-------------------                        ----------------------
Jonathan Stern                             Register.com, Inc.